EXHIBIT 3.7

                                 Amendment No. 1
                                to the Bylaws of
                        CNL Hospitality Properties, Inc.

                                                                      Exhibit A

                                 AMENDMENT NO. 1


                                TO THE BYLAWS OF


                        CNL HOSPITALITY PROPERTIES, INC.


         By  written   consent  the  Board  of  Directors  of  CNL   Hospitality
Properties, Inc. (the "Company"), the Board of Directors has authorized the following amendments to the Company's Bylaws:


         Section 11 of Article III is to be deleted in its entirety and replaced by the following:


          SECTION 11. COMPENSATION. Each Director is entitled to receive $6,000 annually for serving on the Board of Directors, as well as fees of $750 per meeting attended ($375 for each telephonic meeting in which the Director participates), including committee meetings. In addition to the above compensation, the Chairman of the Audit Committee shall be entitled to receive a fee of $750 per meeting attended with the Company's independent accountants ($375 for each telephonic meeting in which such Chairman participates) as a representative of the Audit Committee. The Company will not pay any compensation to the officers and Directors of the Company who also serve as officers and directors of the Advisor (as such term is defined in the Articles of Incorporation).


         Sections 1 and 2 of Article VII are to be deleted in their entirety and replaced by the following:


         SECTION 1. CERTIFICATES. The Company will not issue share certificates. A stockholder's investment will be recorded on the books of the Company. A stockholder wishing to transfer his or her Shares will be required to send only an executed form to the Company, and the Company will provide the required form upon a stockholder's request. The executed form and any other required documentation must be received by the Company on or before the 15th of the month for a transfer to be effective the following month.


         SECTION 2. TRANSFERS. Transfers of Equity Shares shall be effective, and the transferee of the Equity Shares will be recognized as a holder of such Shares as of the first day of the following month on which the Company receives properly executed documentation. Stockholders who are residents of New York may not transfer fewer than 250 shares at any time.


         The Company shall be entitled to treat the holder of record of any Equity Shares as the holder in fact thereof and, accordingly, shall not be bound to recognize any equitable or other claim to or interest in such share on the part of any other person, whether or not it shall have express or other notice thereof, except as otherwise provided by the laws of the State of Maryland.


         The foregoing is certified as Amendment No. 1 to the Bylaws of the Company, adopted by the Directors (including a majority of the Independent Directors, as such term is defined in the Company's Amended and Restated Articles of Incorporation, as amended) as of September 22, 2000.





                                                     /s/ Lynn E. Rose
                                                     ------------------------
                                                     Lynn E. Rose, Secretary